Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ImmuCell Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.10 per share	Rule 457(h)	350,000	(3)	$5.01	$1,753,500	$110.20 per $1,000,000	$193.24
Total Offering Amounts						$1,753,500		$193.24
Total Fee Offsets								—
Net Fee Due								$193.24

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to cover any additional shares of common stock, par value $0.10 per share (the “Common Stock”) of the Registrant that may be issued pursuant to the 2017 Stock Option and Incentive Plan (the “Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the NASDAQ Capital Market tier of the NASDAQ Stock Market on July 7, 2023.

(3)	Represents 350,000 additional shares of Common Stock reserved for issuance under the Plan.